EXHIBIT 99

[NCI letterhead]

Contact:	Robert J. Medlock
Executive Vice President &
Chief Financial Officer
(281) 897-7788

NCI BUILDING SYSTEMS SIGNS DEFINITIVE AGREEMENT TO PURCHASE
HERITAGE BUILDING SYSTEMS AND STEELBUILDING.COM

ACCRETIVE TRANSACTION TO BRING NEW DISTRIBUTION CHANNELS TO NCI

HOUSTON (August 18, 2004) – NCI Building Systems, Inc. (NYSE: NCS) today announced that it has signed a definitive agreement to purchase substantially all of the operating assets of Heritage Building Systems (“Heritage”) and Steelbuilding.com, affiliated companies headquartered in North Little Rock, AR. Heritage, owned and operated since its founding 25 years ago by brothers, Byron and Scott House, primarily markets general purpose, engineered steel buildings, including for the fast-growing agricultural market segment, through one of the industry’s strongest marketing operations. Steelbuilding.com, founded in 2000, is the largest marketer of engineered steel buildings via the Internet. Heritage and Steelbuilding.com are expected to produce combined sales revenues of approximately $80 million for calendar 2004. This acquisition is expected to add $50 million in annual sales revenue to NCI after elimination of intercompany sales and to be accretive to NCI’s financial results. The purchase price for the two companies totals approximately $30 million, including $6 million in NCI common stock. In addition, Byron, Scott and Barbara House will enter into a multi-year consulting and non-compete agreement. The transaction, subject to completion of due diligence and normal closing conditions, is expected to be completed during the first quarter of NCI’s fiscal 2005.

     A.R. Ginn, Chairman and Chief Executive Officer of NCI, remarked, “We are very pleased to announce this definitive agreement to acquire two businesses with exceptional brand names in the steel building industry. Over the last 25 years, Byron, Scott, Barbara and their dedicated employees have built Heritage and, more recently, Steelbuilding.com, into companies known nationally for their integrity and strong customer satisfaction. While we have long been the primary supplier to these businesses, this purchase will substantially expand our direct access to inbound telephone sales and Internet distribution channels, making us much more effective in

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NCI Building Systems Announces Definitive Agreement

August 18, 2004

retail sales of small buildings and providing us more leverage toward private label sales. We are fully committed to integrating Heritage and Steelbuilding.com into NCI in a manner that will generate incremental growth without compromising our strong relationships with existing customers.

     “This transaction also provides further validation of our strategy to leverage our industry leadership position and our strong financial position to pursue opportunities for profitable growth through industry consolidation. We intend to evaluate opportunities for additional accretive acquisitions, complementing our primary focus on the continued implementation of our strategies for organic growth.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of the Company may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K, its quarterly reports to the SEC on Form 10-Q and its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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